EXHIBIT 4.2

NEWMONT GOLDCORP CORPORATION,

as Issuer,

NEWMONT USA LIMITED,

as Existing Guarantor,

NEVADA GOLD MINES LLC,

as New Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

dated as of July 1, 2019

to

INDENTURE

dated as of March 22, 2005

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of July 1, 2019 (this “First Supplemental Indenture”), by and among NEWMONT GOLDCORP CORPORATION (formerly known as Newmont Mining Corporation), a Delaware corporation, as issuer (the “Issuer”), NEWMONT USA LIMITED, a Delaware corporation, as existing guarantor (the “Existing Guarantor”), NEVADA GOLD MINES LLC, a Delaware limited liability company, as new guarantor (the “New Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity but solely as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Existing Guarantor and the Trustee, as successor-in-interest to Citibank, N.A., have entered into the indenture, dated as of March 22, 2005 (the “Indenture”), providing for the issuance from time to time of the Issuer’s unsecured bonds, debentures, notes and other evidences of indebtedness in one or more series;

WHEREAS, the Issuer has previously issued $600.0 million in aggregate principal amount of its 5.875% Notes due 2035, under a global note bearing CUSIP No. 651639AE6, pursuant to the Indenture, which are currently Outstanding (the “Notes”);

WHEREAS, on March 10, 2019, the Issuer and Barrick Gold Corporation, a corporation existing under the laws of the Province of British Columbia, Canada, entered into the implementation agreement, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which the Issuer has agreed to, among other things, cause the Existing Guarantor to sell, assign and transfer to the New Guarantor certain of the Existing Guarantor’s assets, properties and rights located in the State of Nevada (the “Transaction”);

WHEREAS, Section 7.1(b) of the Indenture authorizes or permits the Issuer, the Existing Guarantor, the New Guarantor and the Trustee to enter into a supplemental indenture without the consent of the Holders of the Notes to evidence the assumption by the New Guarantor of the covenants and conditions of the Existing Guarantor pursuant to Article Eight of the Indenture;

WHEREAS, each of the Issuer and the Existing Guarantor has been authorized by the resolutions of their respective boards of directors to enter into this First Supplemental Indenture;

WHEREAS, each of the Issuer and the Existing Guarantor has requested that the Trustee execute and deliver this First Supplemental Indenture, and the Trustee has received an Officers’ Certificate of the Issuer and an Opinion of Counsel in accordance with Sections 7.4, 8.3 and 13.5 of the Indenture; and

WHEREAS, pursuant to Sections 7.1 and 7.4 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the premises and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Issuer, the Existing Guarantor, the New Guarantor and the Trustee hereby agree as follows:

ARTICLE ONE

ASSUMPTION AND GUARANTEE

(a)                                 The New Guarantor hereby expressly assumes the due and punctual performance and observance of all of the covenants and conditions of the Existing Guarantor under the Indenture and the Notes and agrees to provide a full and unconditional Guaranty on the terms and subject to the conditions set forth in the Indenture, including Article Twelve.

(b)                                 Upon the execution of this First Supplemental Indenture, the Existing Guarantor and the New Guarantor shall jointly and severally guarantee the obligations of the Issuer under the Indenture and the Notes.

(c)                                  The Existing Guarantor shall remain as a Guarantor under the Indenture and the Notes until the Issuer elects otherwise; provided, however, that, unless the New Guarantor otherwise agrees, each of the Issuer and the Existing Guarantor shall remain wholly and unconditionally obligated under the Indenture and the Notes and liable as a principal obligor thereunder for the payment and performance of all covenants, conditions and obligations arising under or in connection with the Indenture and the Notes until the New Guarantor is fully, finally and indefeasibly released from all covenants, conditions and obligations under or in connection with the Indenture and the Notes.

(d)                                 Upon the execution of this First Supplemental Indenture, the New Guarantor may exercise every right and power of the Existing Guarantor under the Indenture with the same effect as if the New Guarantor had been originally named as the Existing Guarantor on the closing date of the issuance of the Notes pursuant to the Indenture.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1. Notice to the New Guarantor. The New Guarantor hereby notifies the Issuer, the Existing Guarantor, the Trustee and the Holders of the Notes in accordance with Section 13.4 of the Indenture, that its address for notice, demand and all other purposes of the Indenture and the Notes is as follows:

Nevada Gold Mines LLC

1655 Mountain City Highway

Elko, Nevada 89801

Attention:                                                                         General Counsel

Email:                                                                                            Hiliary.Wilson@nevadagoldmines.com

Fax:                                                                                                       (775) 748-1255

with copies (which shall not constitute notice) to:

Barrick Gold of North America, Inc.

310 South Main Street

Suite 1150

Salt Lake City, Utah 84101

Attention:                                                                         General Counsel, U.S.

Email:                                                                                            PWebster@barrick.com and USLegalNotices@barrick.com

Fax:                                                                                                       (801) 359-0875

and

Barrick Gold Corporation

Brookfield Place, Suite 3700

161 Bay Street, P.O. Box 212

Toronto, ON M5J 2S1

Attention:                                                                         Kevin J. Thomson, Leo van Wyk and Phil Vendemini

Fax No.:                                                                                 416.307.5150

Email:                                                                                            k.thomson@barrick.com, lvan.wyk@barrick.com and pvendemini@barrick.com

and

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention:                                                                         Melanie Shishler, Richard Fridman and Jared Solinger

Email:                                                                                            mshishler@dwpv.com, rfridman@dwpv.com and jsolinger@dwpv.com

SECTION 2.2. Reference to and Effect on the Indenture. On and after the effective date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture, as supplemented and amended by this First Supplemental Indenture, unless the context otherwise requires. This First Supplemental Indenture shall be effective and operative immediately upon consummation of the Transaction.

SECTION 2.3. Integral Part. This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 2.4. Adoption, Ratification and Confirmation. (i) The Indenture, as supplemented and amended by this First Supplemental Indenture, is in full force and effect and is in all respects hereby adopted, ratified and confirmed, (ii) every Holder of the Notes heretofore authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby and (iii) in the case of a conflict between the Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control (absent a manifest error).

SECTION 2.5. General Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

SECTION 2.6. Counterparts. This First Supplemental Indenture may be executed in any number of copies or counterparts, each of which will be an original, and all such counterparts together shall represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or “.pdf” transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or “.pdf” shall be deemed to be their original signatures for all purposes.

SECTION 2.7. Headings. Titles of articles or sections of this First Supplemental Indenture are for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.8. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the provision required under the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision under the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

SECTION 2.9.                        Representations and Warranties. The Issuer and the Existing Guarantor represent and warrant that there is no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, existing or outstanding under the Indenture or the Notes as of the date of this First Supplemental Indenture.

SECTION 2.10. Benefits of Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person (other than the parties hereto and their successors hereunder and the Holders) any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 2.11. GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.12. No Recourse against Others. No director, officer, employee or shareholder as such of the Issuer, the Existing Guarantor or the New Guarantor shall have any liability for any obligations of the Issuer, the Existing Guarantor and the New Guarantor under this First Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 2.13. Successors. All agreements of the Issuer, the Existing Guarantor and the New Guarantor in this First Supplemental Indenture shall bind their respective successors and permitted assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and permitted assigns.

SECTION 2.14. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Issuer, the Existing Guarantor and the New Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NEWMONT GOLDCORP CORPORATION,
as Issuer

By:	/s/ Blake Rhodes
	Name:	Blake Rhodes
	Title:	Senior Vice President,
Corporate Development

NEWMONT USA LIMITED,
as Existing Guarantor

By:	/s/ Blake Rhodes
	Name:	Blake Rhodes
	Title:	Vice President

[Signature Page—First Supplemental Indenture—2035 Notes]

NEVADA GOLD MINES LLC,
as New Guarantor

By:	/s/ Patrick Malone
	Name:	Patrick Malone
	Title:	Officer

By:	/s/ Blake Rhodes
	Name:	Blake Rhodes
	Title:	Officer

[Signature Page—First Supplemental Indenture—2035 Notes]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
not in its individual capacity but solely as Trustee

By:	/s/ Karen Yu
	Name:	Karen Yu
	Title:	Vice President

[Signature Page—First Supplemental Indenture—2035 Notes]